As filed with the Securities and Exchange Commission on October 30, 2012

Registration No. 333-176767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 9

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5712	45-3052669
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlos E. Alberini

Chief Executive Officer

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stewart L. McDowell, Esq. Steven R. Shoemate, Esq. Gibson Dunn & Crutcher, LLP 555 Mission Street San Francisco, CA 94105 Tel: (415) 393-8200 Fax: (415) 986-5309	Gavin B. Grover, Esq. John M. Rafferty, Esq. Andrew D. Thorpe, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: (415) 268-7000 Fax: (415) 268-7522	Sharon R. Flanagan, Esq. Justin L. Bastian, Esq. Sidley Austin LLP 555 California Street San Francisco, CA 94104 Tel: (415) 772-1200 Fax: (415) 772-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 9 is being filed solely for the purpose of filing the exhibits indicated in Item 16 of Part II of the Registration Statement. No change is made to the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 and 17 or Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NYSE listing fee. Except as otherwise noted, all the expenses below will be paid by us.

Amount to be paid
SEC Registration Fee	$16,549
FINRA Filing Fee	15,500
NYSE Listing Fee	250,000
Legal Fees and Expenses	5,400,000
Accounting Fees and Expenses	1,310,000
Printing and Engraving Expenses	550,000
Blue Sky Fees and Expenses	50,000
Transfer Agent and Registrar Fees	39,500
Director and Officer Insurance	940,000
Miscellaneous Expenses	1,043,451

Total	$9,615,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. Our bylaws provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with each of our executive officers and directors, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by Home Holdings, LLC (“Home Holdings”) within the past three fiscal years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(1)	In connection with the agreement and plan of merger described in the prospectus that is a part of this registration statement, Gary Friedman, certain funds affiliated with Glenhill and certain funds affiliated with Palo Alto Investors, LLC entered into rollover agreements with Home Holdings pursuant to which they agreed to contribute, immediately prior to the effective time of the merger, a portion of his or its shares of Restoration Hardware, Inc.’s common stock in exchange for a pro rata equity interest in Home Holdings.

(2)	In December 2008, May 2010 and June 2010, as described in the prospectus that is a part of this registration statement, two of our officers entered into subscription agreements with Home Holdings whereby they purchased 215,269 Class A units, 2,006,952 Class A-1 units and 2,006,952 Class A-2 units at an aggregate purchase price of approximately $10 million.

(3)	In May 2009, Gary Friedman was granted 7,183,441 Class B-1 units under the Home Holdings 2008 Team Resto Ownership Plan (the “Team Resto Ownership Plan”), and in June 2010, Carlos Alberini, our Chief Executive Officer and a director, was granted 4,225,554 Class B-1 units and one Class B-2 unit under the Team Resto Ownership Plan. In addition to these grants to Mr. Friedman and Mr. Alberini, from May 2009 through April 18, 2012, 146 of our current and former employees, consultants, directors and members of our board were granted 16,125,476 Class B units under the Team Resto Ownership Plan.

(4)	In September 2011, as described in the prospectus that is a part of this Registration Statement, 1,215,269 Class A Units of Home Holdings held by Gary Friedman were reclassified into 1,215,269 Class A Prime units of Home Holdings, 1,118,064 Class A-1 units of Home Holdings held by Mr. Friedman were reclassified into 1,118,064 Class A-1 Prime units of Home Holdings and 1,810,000 Class B units held by Ken Dunaj, our Chief Operating Officer, were reclassified into 1,810,000 Class B Prime units of Home Holdings, in each case in connection with the repayment of loans owed to Home Holdings by Mr. Friedman or Mr. Dunaj, as applicable.

There were no underwriters employed in connection with any of the transactions set forth in Item 15. These transactions were made in reliance upon Section 4(2) of the Securities Act (or Rule 501 of Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or pursuant to a compensatory benefit plan approved by the issuer’s board of directors. Each recipient of the securities in these transactions represented his, her or its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof. In each case, the recipient received adequate information about the issuer or had adequate access, through his, her or its relationship with Home Holdings, to information about Home Holdings. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Corte Madera, State of California, on the 30th day of October, 2012.

RESTORATION HARDWARE HOLDINGS, INC.

By:	/s/ Carlos Alberini
Carlos Alberini Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carlos Alberini Carlos Alberini	Chief Executive Officer; Director (Principal Executive Officer)	October 30, 2012

/s/ Karen Boone Karen Boone	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	October 30, 2012

* J. Michael Chu	Director	October 30, 2012

* Scott Dahnke	Director	October 30, 2012

* Mark Demilio	Director	October 30, 2012

* William Forrest	Director	October 30, 2012

* Glenn Krevlin	Director	October 30, 2012

* Marc Magliacano	Director	October 30, 2012

* Frederick Wilson	Director	October 30, 2012

*By:	/s/ Carlos Alberini
Carlos Alberini Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1‡	Form of Purchase Agreement.

3.1	Form of Certificate of Incorporation of Restoration Hardware Holdings, Inc., to be in effect upon completion of this offering.

3.2	Form of Bylaws of Restoration Hardware Holdings, Inc., to be in effect upon completion of this offering.

4.1‡	Form of Restoration Hardware Holdings, Inc.’s Common Stock Certificate.

5.1‡	Opinion of Morrison & Foerster LLP.

10.1†‡	Amended and Restated Offer Letter, between Restoration Hardware, Inc. and Ken Dunaj.

10.2†‡	Form of Indemnification Agreement to be entered into by and between Restoration Hardware Holdings, Inc. and each of its directors.

10.3‡	First Amendment to Ninth Amended and Restated Credit Agreement dated as of January 6, 2012, by and among Restoration Hardware, Inc., as lead borrower, Restoration Hardware Canada, Inc., as Canadian borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent.

10.4‡	Ninth Amended and Restated Credit Agreement dated as of August 3, 2011, by and among Restoration Hardware, Inc., as lead borrower, Restoration Hardware Canada, Inc., as Canadian borrower, the other borrowers party thereto, the guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

10.5†	2012 Stock Incentive Plan.

10.6†	Employee Form of Option Agreement under the 2012 Stock Incentive Plan.

10.7†	Form of Option Agreement under the 2012 Stock Incentive Plan.

10.8†	Form of Restricted Stock Agreement under the 2012 Stock Incentive Plan.

10.9†	2012 Equity Replacement Plan.

10.10†	Employee Form of Award Agreement for Replacement Awards under the 2012 Equity Replacement Plan.

10.11†	Form of Award Agreement for Gary Friedman and Carlos Alberini under the 2012 Equity Replacement Plan.

10.12†	2012 Stock Option Plan.

10.13†	Employee Form of Option Agreement under the 2012 Stock Option Plan.

10.14†	Form of Award Agreement for Gary Friedman and Carlos Alberini under the 2012 Stock Option Plan.

10.15†‡	Transition Agreement, entered into December 21, 2011, between Restoration Hardware, Inc. and James Stewart.

10.16	Form of Stockholders Agreement to be entered into effective upon completion of this offering among Restoration Hardware Holdings, Inc., and Home Holdings, LLC.

10.17	Form of Registration Rights to be entered into effective upon completion of this offering among Restoration Hardware Holdings, Inc., Home Holdings, LLC, CP Home Holdings, LLC, Tower Three Home, LLC, and the other parties thereto.

10.18	Advisory Services Agreement entered into October 20, 2012, between Restoration Hardware, Inc. and Gary Friedman.

Exhibit Number	Description of Exhibit

10.19†	Form of Employment Agreement to be entered into effective upon completion of this offering by and between Restoration Hardware, Inc. and Carlos Alberini.

10.20†	Form of Employment Agreement by and between Restoration Hardware, Inc. and Karen Boone.

21.1‡	Subsidiary List.

23.1‡	Consent of Counsel (included in exhibit 5.1).

23.2‡	Consent of PricewaterhouseCoopers LLP.

23.3‡	Consent of PricewaterhouseCoopers LLP.

24.1‡	Powers of Attorney (included on signature page).

99.1‡	Director Nominee Consent of Eri Chaya.

99.2‡	Director Nominee Consent of Thomas Mottola.

99.3‡	Director Nominee Consent of Barry Sternlicht.

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.
‡	Previously filed.